Appendix A
to the Amended and Restated
OPERATING EXPENSES LIMITATION AGREEMENT

Series of Professionally Managed Portfolios	Operating Expense Limit

DSM Large Cap Growth Fund
Class R	1.25% of average daily net assets
Class I	0.95% of average daily net assets

DSM Global Growth Fund
Class R	1.45% of average daily net assets
Class I	1.20% of average daily net assets

DSM Small-Mid Cap Growth Fund
Class R	1.40% of average daily net assets
Class I	1.15% of average daily net assets

DSM Global Growth & Income Fund
Class R	1.35% of average daily net assets
Class I	1.10% of average daily net assets

PROFESSIONALLY MANAGED PORTFOLIOS	DSM CAPITAL PARTNERS LLC

By: /s/ Elaine E. Richards	By: /s/ Stephen Memishian
Name: Elaine E. Richards	Name: Stephen Memishian
Title: President	Title: Managing Partner

Appendix approved by the Board of Trustees:  August 3, 2009; amended March 1-2, 2012 to add the DSM Global Growth Fund; amended May 14-15, 2013 to revise the limitations for the DSM Large Cap Growth Fund; and amended on August 12-13, 2013 to add the DSM Global Growth & Income Fund.